EXHIBIT 16.1

2348 Sunset Point Rd. Suite B Clearwater, FL 33759 Toll fee: 727.444.0931 Fax: 800.581.1908

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

June 30, 2015

Dear Sir/Madam:

We have read the statements included in the Form 8-K, dated June 30, 2015, of Stem Sales, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to DKM Certified Public Accountants and our audit for December 31, 2014 and any subsequent interim period through the date of change in auditor decision by the Board of Directors.

Very truly yours,

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater FL